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                                                                     Exhibit 99

APOLLO GROUP, INC. COMPLETES THE ACQUISITION OF THE COLLEGE FOR FINANCIAL PLANNING AND RELATED DIVISIONS

Phoenix, Arizona, September 23, 1997 -- Apollo Group, Inc. (Nasdaq:APOL) today announced that it has completed the acquisition of the assets and related business operations of the College for Financial Planning (CFP) and related divisions that include the Institute for Wealth Management, the Institute for Retirement Planning, the American Institute for Retirement Planners, Inc. and the Institute for Tax Studies. The transaction includes a cash payment of $19.1 million, 444,953 shares of Apollo Group, Inc. Class A Common Stock valued at approximately $15.9 million based on the average of three closing bid prices on September 23, 1997, and the assumption by Apollo Group, Inc. of certain liabilities, including deferred tuition income.

With current enrollments of over 20,000 students, the College for Financial Planning is one of the largest U.S. providers of financial planning education programs, including the Certified Financial Planner Professional Education Program. For the past 25 years, the College for Financial Planning has been a leader in educating financial services professionals to better serve the financial planning needs of the general public. For the fiscal year ended September 30, 1996, CFP had positive earnings, and had revenues of approximately $17 million, excluding investment income earned on assets not being acquired by Apollo in the acquisition. The acquisition is not expected to be material to Apollo's fiscal 1998 earnings, but is expected to be accretive.

Apollo Group, Inc., through its subsidiaries the University of Phoenix, the Institute for Professional Development and Western International University, is one of the largest providers of higher education programs for working adults in the United States. Educational programs and services are offered at more than 100 campuses and learning centers in 30 states, Puerto Rico and London, England.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the World Wide Web at http://www.apollogrp.edu.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements.